Exhibit 99.5

PRUDENTIAL FINANCIAL, INC.

Schedule II

Condensed Financial Information of Registrant

Condensed Statements of Financial Position as of December 31, 2007 and 2006 (in millions)

	2007	2006
ASSETS
Investment contracts from subsidiaries	$2,769	$1,829
Other investments	353	155

Total investments	3,122	1,984
Cash and cash equivalents	4,357	955
Due from subsidiaries	377	94
Loans receivable from subsidiaries	6,671	7,233
Investment in subsidiaries	27,411	26,305
Other assets	663	287

TOTAL ASSETS	$42,601	$36,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Due to subsidiaries	$597	$722
Loans payable to subsidiaries	1,407	1,186
Short-term debt	7,149	4,389
Long-term debt	9,563	7,198
Other liabilities	428	471

Total liabilities	19,144	13,966

STOCKHOLDERS’ EQUITY
Preferred Stock ($.01 par value; 10,000,000 shares authorized; none issued)	—	—
Common Stock ($.01 par value; 1,500,000,000 shares authorized 604,901,479 and 604, 900,423 shares issued at December 31, 2007 and 2006, respectively)	6	6
Class B Stock ($0.01 par value; 10,000,000 shares authorized; 2,000,000 shares issued and outstanding at December 31, 2007 and 2006, respectively)	—	—
Additional paid-in capital	20,856	20,666
Common Stock held in treasury, at cost (157,534,628 and 133,795,373 shares at December 31, 2007 and 2006, respectively)	(9,693)	(7,143)
Accumulated other comprehensive income	447	519
Retained earnings	11,841	8,844

Total stockholders’ equity	23,457	22,892

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,601	$36,858

See Notes to Condensed Financial Information of Registrant

PRUDENTIAL FINANCIAL, INC.

Schedule II

Condensed Financial Information of Registrant

Condensed Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005

(in millions)

	2007	2006	2005
REVENUES
Net investment income	$207	$128	$71
Realized investment losses, net	(16)	(13)	(5)
Affiliated interest revenue	364	222	124
Other income	7	2	2

Total revenues	562	339	192

EXPENSES
General and administrative expenses	25	35	25
Interest expense	737	506	301

Total expenses	762	541	326

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(200)	(202)	(134)

Income taxes:
Current	(140)	(162)	(74)
Deferred	23	(4)	4

Total income tax benefit	(117)	(166)	(70)

LOSS FROM CONTINUING OPERATIONS BEFORE EQUITY IN EARNINGS OF SUBSIDIARIES	(83)	(36)	(64)

EQUITY IN EARNINGS OF SUBSIDIARIES	3,787	3,465	3,604

INCOME FROM CONTINUING OPERATIONS	3,704	3,429	3,540

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	—	(1)	—

NET INCOME	$3,704	$3,428	$3,540

See Notes to Condensed Financial Information of Registrant

PRUDENTIAL FINANCIAL, INC.

Schedule II

Condensed Financial Information of Registrant

Condensed Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005

(in millions)

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,704	$3,428	$3,540
Adjustments to reconcile net income to cash provided by operating activities:
Equity in earnings of subsidiaries	(3,787)	(3,465)	(3,604)
Realized investment losses , net	16	13	5
Dividends received from subsidiaries	2,741	3,030	2,158
Change in:
Due to/from subsidiaries, net	(242)	229	670
Other, net	(406)	(41)	(28)

Cash flows from operating activities	2,026	3,194	2,741

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale/maturity of:
Long-term investments	111	32	22
Short-term investments	132	257	414
Payments for the purchase of:
Long-term investments	(1,048)	(801)	(582)
Short-term investments	(330)	(316)	(364)
Capital contributions to subsidiaries	(510)	(845)	(779)
Returns of capital contributions from subsidiaries	471	195	235
Loans to subsidiaries, net of maturities	594	(2,656)	(2,532)

Cash flows used in investing activities	(580)	(4,134)	(3,586)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash payments to or in respect of eligible policyholders	(59)	(108)	(283)
Cash dividends paid on Common Stock	(514)	(421)	(375)
Cash dividends paid on Class B Stock	(19)	(19)	(19)
Common Stock acquired	(3,000)	(2,512)	(2,096)
Common Stock reissued for exercise of stock options	221	166	169
Proceeds from the issuance of debt (maturities longer than 90 days)	7,255	4,521	3,435
Repayments of debt (maturities longer than 90 days)	(2,927)	(754)	(11)
Repayments of loans from subsidiaries	(94)	(74)	(150)
Proceeds from loans payable to subsidiaries	358	945	174
Net change in financing arrangements (maturities of 90 days or less) .	777	(527)	320
Excess tax benefits from share-based payment arrangements	17	15	—
Other, financing	(59)	6	—

Cash flows from financing activities	1,956	1,238	1,164

Effect of foreign exchange rate change on cash balances	—	—	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,402	298	319
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	955	657	338

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,357	$955	$657

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$768	$421	$246
Cash paid (refunds received) during the period for taxes	$142	$(200)	$(26)

NON-CASH TRANSACTIONS DURING THE YEAR
Return of capital from subsidiary in the form of an income tax receivable	$—	$—	$144
Capital contribution to subsidiary in the form of repayment of loans from subsidiary	$—	$(143)	$—
Capital contribution to subsidiary in the form of tax liability	$—	$(79)	$—
Treasury stock shares issued for convertible debt redemption	$135	$—	$—
Treasury stock shares issued for stock based compensation programs	$101	$90	$9

See Notes to Condensed Financial Information of Registrant

PRUDENTIAL FINANCIAL, INC.

Schedule II

Condensed Financial Information of Registrant

Notes to Condensed Financial Information of Registrant

1.    ORGANIZATION AND PRESENTATION

Prudential Financial, Inc. (“Prudential Financial”) was incorporated on December 28, 1999 as a wholly owned subsidiary of The Prudential Insurance Company of America. On December 18, 2001, The Prudential Insurance Company of America converted from a mutual life insurance company to a stock life insurance company and became an indirect, wholly owned subsidiary of Prudential Financial.

The condensed financial statements of Prudential Financial reflect its wholly owned subsidiaries using the equity method of accounting.

Certain amounts in prior years have been reclassified to conform to the current year presentation.

2.    DEBT AND UNDISTRIBUTED DEMUTUALIZATION CONSIDERATION

Debt

A summary of Prudential Financial’s short-and long-term debt is as follows:

	Maturity Dates	Rate	December 31, 2007	December 31, 2006
			(in millions)
Short-term debt:
Commercial paper			$1,293	$282
Floating rate convertible senior notes(1)			4,883	4,000
Current portion of long-term debt			973	107

Total short-term debt			$7,149	$4,389

Long-term debt:
Fixed rate notes	2008-2037	3.25%-6.88%	$9,090	$6,594
Floating rate notes	2008-2020	(2)	473	604

Total long-term debt			$9,563	$7,198

(1)	For information on the terms of these notes see Note 12 to the Consolidated Financial Statements.
(2)	The interest rates on these floating rate notes are based on either LIBOR or the U.S. Consumer Price Index. The interest rates ranged from 2.70% to 5.55% in 2007 and 2.70% to 6.72% in 2006.

Short-term Debt

The weighted average interest rate on outstanding commercial paper was approximately 5.32% at both December 31, 2007 and 2006.

The interest rate on the $3.0 billion of convertible senior notes issued in 2007 is a floating rate equal to 3-month LIBOR minus 1.63%, to be reset quarterly and was 3.52% in 2007. The interest rate on the $2.0 billion of convertible senior notes issued in 2006 is a floating rate equal to 3-month LIBOR minus 2.40%, to be reset quarterly and ranged from 2.73% to 3.30% in 2007 and was 2.95% in 2006. The interest rate on the $2.0 billion of convertible senior notes issued in 2005 is a floating rate equal to 3-month LIBOR minus 2.76%, to be reset quarterly and ranged from 2.60% to 2.61% in 2007 and 1.57% to 2.65% in 2006. See Convertible Debt Maturities below for additional information on the convertible senior notes.

Long-term Debt (including the Current Portion of Long-term Debt)

In order to modify exposure to interest rate movements, Prudential Financial utilizes derivative instruments, primarily interest rate swaps, in conjunction with some of its debt issues. The impact of these derivative instruments are not reflected in the rates presented in the table above. For those derivatives that qualify for hedge accounting treatment, interest expense was not materially increased for the year ended December 31, 2007 and was increased by $20 million for the year ended December 31, 2006.

Schedule of Long-term Debt Maturities

The following table summarizes Prudential Financial’s contractual maturities for long-term debt outstanding as of December 31, 2007:

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in millions)
Long-term debt	$9,563	$—	$369	$824	$8,370

Convertible Debt Maturities

Prudential Financial’s short-term debt reflected in the table above includes $2.0 billion of floating rate convertible senior notes issued in 2005 with a maturity date of November 15, 2035, $2.0 billion of floating rate convertible senior notes issued in 2006 with a maturity date of December 12, 2036 and $3.0 billion of floating rate convertible senior notes issued in 2007 with a maturity date of December 15, 2037.

On April 13, 2007, Prudential Financial announced its intention to call all the outstanding floating rate convertible senior notes issued in 2005 for redemption on May 21, 2007. Prior to the redemption by the Company, substantially all holders elected to convert their senior notes as provided under their terms. The senior notes required net settlement in shares; therefore, upon conversion, the holders received cash equal to the par amount of the senior notes surrendered for conversion plus accrued interest and shares of Prudential Financial Common Stock for the portion of the settlement amount in excess of the par amount. The settlement amount in excess of the par amount was based upon the excess of the closing market price of Prudential Financial Common Stock for a 10-day period defined under the terms of the senior notes, or $100.80 per share, over the initial conversion price of $90 per share. Accordingly, at conversion the Company issued 2,367,887 shares of Common Stock from treasury. The conversion had no impact on the Company’s results of operations and resulted in a net increase to shareholders’ equity of $44 million, reflecting the tax benefit associated with the conversion of the senior notes.

The notes issued in 2006 and 2007 are convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock. The conversion prices, $132.39 per share for the 2007 issuance and $104.21 per share for the 2006 issuance, are subject to adjustment upon certain corporate events. The conversion features require net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. In addition, these notes are redeemable by Prudential Financial, at par plus accrued interest, on or after December 13, 2007 for the 2006 issuance and on or after June 16, 2009 for the 2007 issuance. Holders of the notes may also require Prudential Financial to repurchase the notes, at par plus accrued interest, on contractually specified dates. For the 2006 issuance, the first contractually specified date was December 12, 2007. On December 12, 2007, $117 million of the 2006 senior notes were repurchased by Prudential Financial at the request of the holders. The next date on which holders of the notes may require Prudential Financial to repurchase the notes is December 12, 2008. For the 2007 issuance, the first contractually specified date is June 15, 2009. For additional information on these convertible notes, see Note 12 to the Consolidated Financial Statements.

Undistributed Demutualization Consideration

“Other liabilities” include liabilities of $36 million and $95 million as of December 31, 2007, and 2006, respectively, for undistributed demutualization consideration payable to eligible policyholders whom we have been or were unable to locate as of those dates. In 2007 and 2006, Prudential Financial paid $59 million and $108 million, respectively, in demutualization consideration to eligible policyholders whom we have located since the time of demutualization and to governmental authorities in respect of other eligible policyholders whom we continue to be unable to locate. We remain obligated to disburse $36 million of demutualization consideration to the governmental authorities if we are unable to establish contact with eligible policyholders within time periods prescribed by state unclaimed property laws. These laws generally require remittance after periods ranging from three to seven years.

3.    DIVIDENDS AND RETURNS OF CAPITAL

Dividends and/or returns of capital received by Prudential Financial during the year ended December 31, 2007 amounted to $3.212 billion, including $1.233 billion from Prudential Holdings, LLC, $682 million collectively from its international insurance and international investments holding companies, $572 million from Prudential Securities Group, Inc., $268 million from Prudential Asset Management Holding Company, $192 million from American Skandia, and $265 million from other holding companies. Dividends and/or returns of capital received by Prudential Financial during the year ended December 31, 2006 amounted to $3.225 billion, including $2.116 billion from Prudential Holdings, LLC, $383 million collectively from its international insurance and international investments holding companies, $308 million from Prudential Asset Management Holding Company, $245 million from American Skandia, $143 million from Prudential Securities Group, Inc. and $30 million from other holding companies. Dividends and/or returns of capital received by Prudential Financial during the year ended December 31, 2005 amounted to $2.393 billion, including $1.733 billion from Prudential Holdings, LLC, $231 million from Prudential Asset Management Holding Company, $175 million from American Skandia and $75 million collectively from its international insurance and international investments holding companies.

4.    GUARANTEES

Prudential Financial has issued a subordinated guarantee covering a subsidiary’s domestic commercial paper program. As of December 31, 2007, there was $7.1 billion outstanding under this commercial paper program.

Prudential Financial is also subject to other financial guarantees and indemnity arrangements, including those made in the normal course of businesses guaranteeing the performance of, or representations made by, Prudential Financial subsidiaries. Prudential Financial has provided indemnities and guarantees related to acquisitions, dispositions, investments, debt issuances and other transactions, including those provided as part of our on-going operations, that are triggered by, among other things, breaches of representations, warranties or covenants provided by us or our subsidiaries. These obligations are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. At December 31, 2007, Prudential Financial has accrued liabilities of $3 million associated with all other financial guarantees and indemnity arrangements, which does not include retained liabilities associated with sold businesses.